Calculation of Filing Fee Tables
S-8
OPENLANE, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.01 per share	Other	4,000,000	$ 16.965	$ 67,860,000.00	0.0001476	$ 10,016.14
Total Offering Amounts:						$ 67,860,000.00		$ 10,016.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,016.14
Offering Note
[1]	1a) Represents 4,000,000 additional shares of common stock, par value $0.01 per share ("Common Stock"), of OPENLANE, Inc. (the "Company") reserved for issuance under the OPENLANE, Inc. Second Amended and Restated 2009 Omnibus Stock and Incentive Plan (the "Amended and Restated Plan"), which shares became available for issuance pursuant to approval of the Amended and Restated Plan by the Company's stockholders On June 7, 2024. 1b) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock that may become issuable under the Amended and Restated Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company's receipt of consideration which results in an increase in the number of outstanding shares of Common Stock. 1c) Estimated pursuant to Rule 457(c) and (h) under the Securities Act for the purpose of calculating the registration fee, based on $16.965 per share, the average of the high and low prices of the Common Stock in the "when-issued" trading market, as reported on the New York Stock Exchange on August 6, 2024.